CONSENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference in this Registration Statement (Form N-1A) (Post-Effective Amendment No. 42 to File No. 33-73408; Amendment No. 46 to File No. 811-8234) of TIFF Investment Program, Inc. of our report dated February 26, 2014, included in the 2013 Annual Report to shareholders.

/s/ Ernst & Young, LLP

Philadelphia, Pennsylvania

April 24, 2014